EX-10.8
                        MEMORANDUM OF UNDERSTANDING

                        MEMORANDUM OF UNDERSTANDING

Parties

Game Base Nevada, Inc. ("GBI") having offices at 3960 Howard Hughes Parkway, Suite 500, Las Vegas, NY, 89109 being the agent for Gamebase International Inc. And Freestar Technologies, Inc. ("FSTI") a Nevada corporation having offices at 1140 Avenue of the Americas, 10th Floor, New York, NY 10036

Effective Date

July 17, 2002

Term

This Agreement shall commence on the Effective Date and shall continue until the earlier of August 31st, 2002 or (ii) the date on which the parties execute an Acquisition Agreement to replace this Agreement and otherwise finalize any outstanding issues relating to the subject matter hereof.

Terms

WHEREAS FSTI is in the business of designing and licensing software that is used in connection with facilitating and verifying financial transactions.

AND WHEREAS GBI is building an end-to-end solution for gaming processing that includes a private debit card system. GBI also represents it's business includes 60% of SSPG's share of the Venetian interactive joint venture; 100% ownership of SandBox; Strategic alliance with Center 7; a Professional management team and a board of Directors with a minimum of two Gaming licencees; operational cash and the expectation to be cash flow positive by August 2002. GBI also owns 75% of CurrenC (TBI), which presently has 3.5 billion dollars in signed processing contracts and a signed strategic alliance agreement with Storms Commerce. GBI is presently in negotiations to make strategic investment in IGCA and GET Technologies.

AND WHEREAS FSTI is desirous GBI to assume the development, marketing and financial aspects of FSTI

AND WHEREAS GBI is desirous to integrate FSTI technology into its gaming portal and market FSTI authentication solution to GBI costumers and the costumers of GBI affiliates and strategic partners.

AND WHEREAS GBI warrants they have the ability and desire to assume the development, marketing and financial aspects of FSTI Business.

AND WHEREAS FSTI warrants that VISANET approval of its devices and software in imminent.

AND WHEREAS the parties desire to enter into this memorandum of understanding for the purposes of setting out their respective rights and obligations with respect to the discovery necessary to finalize an agreement.

NOW, THEREFORE, THIS MOU WITNESSES that the Parties agree as follows:

GBI and FSTI will enter into an agreement whereby GBI agrees to assume the development, integration, sales and marketing and financial administration of the agreement, effective August 1st, 2002.

GBI and FSTI agree to share gross margin on the sale of authentication devices on a 50/50 basis. Gross margin is defined as net sales revenue minus direct cost of the devices.

FSTI agrees to commit to invest US$3,500,000 into GBI and or GBI affiliates for 12.5% of GBI and or affiliates with the exception of Rahaxi in which FSTI will earn an initial 35% interest. GBI warrants it has raised $2.6 million in cash to date and secured 100% of the assets of SandBox and is seeking an additional $3.5 million in addition to the $3.5 million contemplated to be invested by FSTI. FSTI will have until August 31st, 2002 to complete its Due Diligence and execute final contract.

GBI will guarantee the debenture with vFinance Investments. In the interim FSTI will use the proceeds of the debenture to fund operations.

FSTI will grant GBI and or GBI management options on 25% off FSTI stock fully diluted, to be earn as follows:

25% after signed formal agreement. Option price to be $0.20 per share.

25% on fully executing the guarantee of vFinance debenture. Option price to be $0.40 per share.

25% after four (4) consecutives month of providing managements services as defined above. Option price to be $0.60 per share.

25% when the stock price of FSTI is $0.75 or higher for a period of two (2) consecutives months. Option price to be $0.75 per share.

If all options are exercise FSTI will receive an investment of $5.85 million at the current authorize and issued capitalization. Further increase in FSTI capitalization will result in GBI being allowed further options to protect their 25% fully diluted position.

Paul Egan to be given a seat on GBI's board.

GBI will have the right to claw back 22.5% of FSTI's interest in Rahaxi based on GBI delivering $10,000,000 sustainable monthly increments of gross processing revenue to Rahaxi. FSTI percentage interest will decline by 2.25% per $10,000,000 increments to a floor of 12.5%.

GBI agrees to draft all legal contracts relating to the above for the review of FSTI attorneys. Both parties to be responsible for the respective to legal cost.

This agreement subject only to FSTI's Due Diligence (to be completed by August 31st, 2002) and formal contract.

All amount are in US dollars

Time shall be of the essence.

Marketing Activities/Publicity

Unless otherwise expressly stated herein, each party shall be solely responsible for all costs and expenses in performing its respective discovery activities pursuant to this Agreement.

Neither party may issue a press release nor may it make any public reference to this Agreement or the other Party hereto without the prior approval of such.

Exclusive or Non-Exclusive Relationship

This Agreement is exclusive for gaming and strategic partners of GBI and non-exclusive for GBI in all other aspects.

Confidentiality

"Confidential Information" means (whether disclosed orally or in writing and whether or not marked or designated as confidential) all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, models, inventions, know-how, processes, software programs and formulae related to the current, future and proposed products and services of a party, a party's suppliers and customers, and includes, without limitation, a party's information concerning research, development, financial information, manufacturing, customer lists, business forecasts, sales, merchandising, marketing and business plans. The terms of this Agreement are also Confidential Information.

Neither party (the "Receiving Party") shall use nor disclose the Confidential Information of the other party (the "Disclosing Party") to any third party except as necessary to perform its obligations under this Agreement. The Receiving Party agrees that it shall treat all Confidential Information of the Disclosing Party with the same degree of care as the Receiving Party accords to its own Confidential Information, but in no case less than reasonable care. The Receiving Party may disclose Confidential Information only to those of its employees and contractors who need to know such information, and the Receiving Party certifies that such employees and contractors have previously agreed, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions substantially similar to those terms and conditions applicable to the Receiving Party under this Agreement. In the event of a breach of these confidentiality provisions, the Disclosing Party shall be entitled to seek injunctive relief, in addition to its legal and other equitable remedies. The confidentiality obligations in this Agreement shall survive any expiration or termination of this Agreement.

The Receiving Party's obligations under this Agreement with respect to any portion of the Confidential Information shall not apply to any such portion which the Receiving Party can demonstrate (i) was in the public domain through no fault of the Receiving Party at or subsequent to the time such portion was communicated to the Receiving Party; (ii) was rightfully in the Receiving Party's possession free of any obligation of confidence at or subsequent to the time such portion was communicated to the Receiving Party; or (iii) was developed by employees of the Receiving Party independently of and without reference to any information communicated to the Receiving Party by the Disclosing Party. A disclosure of Confidential Information by the Receiving Party in response to a valid order by a court or as otherwise required by law shall not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes.

Governing Law

This Agreement will be governed by and construed in accordance with the laws of Nevada. Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled through arbitration in accordance with the State of Nevada.
The award shall be final and binding on the Parties.

Assignment

Neither party may assign its rights or obligations under this Agreement without the express written consent of the other party, which consent shall not be unreasonably withheld.

Independent Contractors

Nothing in this Agreement shall be construed to make the parties partners, joint ventures, representatives or agents of each other, nor shall either party so represent to any third person. Neither party shall have the right to obligate or bind the other party in any manner whatsoever, and nothing contained in this Agreement shall give or is intended to give any rights of any kind to any third parties. The parties hereunder are acting in performance of this Agreement as independent contractors engaged in the operation of their own respective businesses.

Waiver

Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

Entire Agreement

This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only in a writing signed by the parties. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the Effective Date.

Game Base, Nevada Inc (GBI)             FreeStar Technologies, Inc. (FSTI)


By: /s/  Rob Brazell                    By: /s/  Paul Egan
Rob Brazell                             Paul Egan
President and CEO                       President and CEO.
Date:  July 17, 2002                    Date:  July 17, 2002